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                                                Filed Pursuant to Rule 424B3
                                                Registration File No.: 333-51033



               SUBSTITUTION OF NEW PORTFOLIOS OF EQ ADVISORS TRUST
                    FOR PORTFOLIOS OF THE HUDSON RIVER TRUST

                        Supplement dated August 30, 1999
                   to prospectuses dated May 1, 1999 or later
                    for Variable Annuity Contracts issued by
            The Equitable Life Assurance Society of the United States
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This supplement relates to our current prospectus for Members Retirement
Program(R) Separate Account No. 51.

Currently, each Fund of Separate Account No. 51 invests in Class IA shares of a corresponding Portfolio of The Hudson River Trust.

The Securities and Exchange Commission has published a notice of our filing of an application for an order of exemption permitting the transfer of assets involved in the Substitution of new Portfolios of EQ Advisors Trust for Portfolios of The Hudson River Trust. The new Portfolios will be available under Separate Account No. 51 and will replace each of The Hudson River Trust Portfolios currently available. We expect the order to be issued in September 1999. The proposed Substitution is discussed in the prospectuses dated May 1, 1999 or later for the Members Retirement Program.

We plan to effect the Substitution on or about October 1, 1999. At that time, the assets of each of the Portfolios of The Hudson River Trust will be transferred to the corresponding new Portfolios of EQ Advisors Trust. The Class IA shares of The Hudson River Trust will become Class IA shares of EQ Advisors Trust. At the time the Substitution is effected, the value of your Funds in Separate Account No. 51 will be the same as immediately before the Substitution.

We will send you a notice that the Substitution has been completed. After that, your investment results in Separate Account No. 51 will be based on the investment performance of the corresponding EQ Advisors Trust Portfolios. The Hudson River Trust Portfolios will no longer be available.

The management fees for the new Portfolios will be the same as those for the corresponding Portfolios of The Hudson River Trust. It is expected that the other Portfolio expenses may increase marginally by 0.01%.

If you have any questions regarding the Substitution, please communicate with us directly or contact one of our Account Executives.



   Copyright 1999. The Equitable Life Assurance Society of the United States.
               All rights reserved. Members Retirement Program is
                a registered service mark of The Equitable Life
                     Assurance Society of the United States.